EXHIBIT 5.1

OPINION OF DAVIS POLK & WARDWELL

April 28, 2005

Greenhill & Co., Inc.
300 Park Avenue
23rd Floor
New York, New York 10022

Ladies and Gentlemen:

Greenhill & Co., Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (Registration No. 333-124082) (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 4,600,000 shares of its common stock, par value $0.01 per share (the "Shares"), including up to 600,000 Shares subject to the underwriters' option to purchase additional Shares, as described in the Registration Statement. The Shares are to be offered and sold by stockholders of the Company identified in the Registration Statement.

We, as your counsel, have examined such documents and such matters of fact and law as we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption "Validity of Common Stock" in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ DAVIS POLK & WARDWELL